Exhibit 99.1

For Immediate Release
Phoenix, Arizona - July 20, 2005
Contacts:
Kevin P. Knight, Chairman & CEO
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Second Quarter of 2005

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year-to-date ended June 30, 2005.

For the quarter, total revenue increased 25%, to $133.9 million from $107.1 for the same quarter of 2004. Revenue, before fuel surcharge, increased 20%, to $119.7 million from $100.2 million for the same quarter of 2004. Net income increased 31%, to $15.0 million from $11.4 million for the same period of 2004. Net income per diluted share increased to $0.26 from $0.20 for same quarter 2004.

For the year-to-date, total revenue increased 27%, to $256.1 million from $201.5 for the same period of 2004. Revenue, before fuel surcharge, increased 21%, to $230.8 million from $190.4 million for the same period of 2004. Net income increased 34%, to $27.7 million from $20.7 million for the same period of 2004. Net income per diluted share increased to $0.48 from $0.36 for the same period of 2004.

Chairman and Chief Executive Officer Kevin P. Knight commented on the quarter:

“We are encouraged by another quarter of record revenue and earnings as we continued to execute our operating model focused on leading growth and profitability. With 20% growth in revenue before fuel surcharges and an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge) of 79.3%, this ranks as one of our better quarters in recent memory. Including this quarter, we have now demonstrated 15 years of consecutive, quarterly year-over-year revenue and operating income growth. We appreciate the continued contributions of all of our associates.

"Revenue growth came from a combination of higher revenue per tractor and expansion of our fleet and network of operations centers. Our average tractors operating in the second quarter were up 16% from the same period of 2004. Our average freight revenue per loaded and total mile, before fuel surcharges, increased 7.0% and 6.1%, respectively, without sacrificing length of haul which was up 2.9%. Revenue per tractor, excluding fuel surcharge, increased 3.1%.

"Our footprint expansion continues with the recently announced opening of our 20th operations center in El Paso, Texas, the second of our scheduled new operations centers in 2005. We are excited to have a physical presence in El Paso and expect successful growth from this center.

"Subsequent to the quarter, we created Knight Brokerage, LLC, a wholly owned subsidiary. We view Knight Brokerage as a natural extension of our customer service offerings and look forward to providing a non-asset based capability to manage our customers' freight when the shipments do not fit our asset-based model.

"In addition to expanding our revenue base, we continued to focus on controlling costs. In particular, rapidly escalating fuel prices have been a significant challenge for our industry. Our sales and operations associates are working diligently with our customers to mitigate the negative impact of fuel prices, and for the quarter, we increased fuel surcharge billings by 103% compared with the same quarter of last year. These efforts helped us limit the negative impact of fuel prices. Despite the impact of higher driver pay, increased equipment prices, and other cost pressures facing our industry, we achieved an operating ratio of 79.3%, an improvement of 180 basis points compared with the second quarter last year.

"During the quarter we continued to make significant investments in revenue equipment to support our growth. We added a total of 90 tractors, of which 85 were new company tractors and 5 were owner operators, while upgrading an additional 111 existing company tractors. We anticipate growing our fleet by an additional 200 to 250 tractors over the remainder of 2005. We added 238 new trailers, while upgrading an additional 91 existing trailers. For the quarter, we invested $24.3 million in net capital expenditures. At June 30, 2005, our strong balance sheet reflected $40.9 million in cash, no debt, and $318.5 million in shareholders’ equity."

The Company will hold a conference call on July 21, 4:00 ET, to further discuss its results of operations for the quarter ended June 30, 2005. The dial in number for this conference call is (800) 475-3716.

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations in Phoenix, AZ; Tulare, CA; Salt Lake City, UT; Portland, OR; Las Vegas, NV; Denver, CO; Kansas City, KS; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN, Atlanta, GA; Carlisle, PA; Lakeland, FL; Chicago, IL and El Paso, TX. The Company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities and refrigerated goods.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2005	2004	2005	2004
REVENUE:
Revenue, before fuel surcharge	$119,722	$100,168	$230,797	$190,411
Fuel surcharge	14,145	6,980	25,252	11,049
TOTAL REVENUE	133,867	107,148	256,049	201,460

OPERATING EXPENSES:
Salaries, wages and benefits	39,196	32,333	76,114	62,463
Fuel expense - gross	30,192	20,418	56,033	37,132
Operations and maintenance	8,171	6,128	15,803	11,789
Insurance and claims	5,940	5,714	12,304	10,603
Operating taxes and licenses	2,964	2,366	5,894	4,590
Communications	952	872	1,927	1,741
Depreciation and amortization	12,786	9,573	25,096	18,471
Lease expense - revenue equipment	-	1,035	-	2,268
Purchased transportation	7,127	7,549	13,611	14,137
Gain on sales of equipment	(691)	-	(1,320)	-
Miscellaneous operating expenses	2,416	2,228	4,625	3,947
	109,053	88,216	210,087	167,141
Income From Operations	24,814	18,932	45,962	34,319

Interest income	143	83	253	207

Income Before Income Taxes	24,957	19,015	46,215	34,526
INCOME TAXES	10,000	7,600	18,500	13,800

NET INCOME	$14,957	$11,415	$27,715	$20,726
Net Income Per Share
- Basic	$0.26	$0.20	$0.49	$0.37
- Diluted	$0.26	$0.20	$0.48	$0.36
Weighted Average Shares Outstanding
- Basic	56,815	56,340	56,781	56,298
- Diluted	57,977	57,479	58,013	57,435

BALANCE SHEET DATA:
	6/30/2005	12/31/2004
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$40,923	$25,357
Accounts receivable, net	64,638	58,733
Notes receivable, net	194	171
Inventories and supplies	3,077	2,332
Prepaid expenses	6,684	5,215
Income tax receivable	-	3,216
Deferred tax asset	8,950	7,493
Total Current Assets	124,466	102,517

Property and equipment, net	302,875	287,930
Notes receivable, long-term	234	77
Goodwill	7,504	7,504
Other Assets	4,241	4,839

Total Assets	$439,320	$402,867

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$4,389	$5,044
Accrued payroll	5,360	4,558
Accrued liabilities	9,680	5,684
Dividends payable	1,137	-
Claims accrual	27,092	23,904
Total Current Liabilities	47,658	39,190

Deferred Income Taxes	73,152	72,660

Total Liabilities	120,810	111,850

Common stock	568	567
Additional paid-in capital	84,167	82,117
Retained earnings	233,775	208,333
Total Shareholders' Equity	318,510	291,017

Total Liabilities and Shareholders' Equity	$439,320	$402,867

	Three Months Ended June 30,			Six Months Ended June 30,

	2005	2004		2005	2004
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Loaded Mile*	$1.622	$1.516	7.0%	$1.628	$1.503	8.3%

Average Revenue Per Total Mile*	$1.433	$1.350	6.1%	$1.433	$1.332	7.6%

Empty Mile Factor	11.7%	10.9%	7.3%	12.0%	11.4%	5.3%

Average Miles Per Tractor	28,408	29,125	-2.5%	55,674	57,285	-2.8%

Average Length of Haul	565	549	2.9%	565	541	4.4%

Operating Ratio**	79.3%	81.1%		80.1%	82.0%

Average Tractors - Total	2,928	2,525	16.0%	2,879	2,479	16.1%

Tractors - End of Quarter:
Company	2,746	2,338		2,746	2,338
Owner - Operator	235	251		235	251
	2,981	2,589		2,981	2,589

Trailers - End of Quarter	7,381	6,591		7,381	6,591

Net Capital Expenditures (in thousands)	$24,330	$30,800		$37,596	$51,200

Cash Flow From Operations (in thousands)	$27,420	$25,900		$53,286	$46,000

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:  Kevin P. Knight, Chairman & CEO or Dave Jackson, CFO, at (602) 269-2000

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